Exhibit 99.2

IGC Sells Malaysian Hotel Investment Interest
Consolidates Corporate Focus to the Development of
Cannabis-Based Combination Therapies

BETHESDA, MD--(GlobeNewsWire – April 05, 2017) – India Globalization Capital Inc. (NYSE MKT: IGC, “IGC”) announces today that it has sold its ten percent holding in Brilliant Hallmark for a consideration of four million shares of IGC.

As a result of this transaction, 4,000,000 IGC common shares previously issued to Brilliant Hallmark, on August 4, 2016, will be returned and retired, thereby reducing the outstanding IGC shares from approximately 28,272,667 million before the sale to approximately 24,272,667 million after the sale.  In addition, the Brilliant Hallmark investment will be removed from the IGC balance sheet with an associated reduction of approximately $1.88 million. The Company does not expect to record a gain or loss from this transaction.

“This strategic move is consistent with our Board’s mandate to consolidate our corporate focus on developing cannabis-based therapies while efficiently disposing with all non-core assets.  In the past twelve months, the Company has retired almost seven million common shares, and exited from non-core assets in China, Hong Kong, and Malaysia while closing overseas subsidiaries and offices. We remain committed to streamlining operations and this transaction represents another significant step in executing on our initiatives,” states Ram Mukunda, CEO of IGC.

About IGC

India Globalization Capital is engaged in the development of cannabis-based therapies to treat pain, PTSD, seizures, cachexia, chronic and terminal neurological and oncological diagnoses, and other life altering conditions.  In support of this mission, IGC has assembled a portfolio of patent filings for its phytocannabinoid-based treatments. The company is based in Bethesda, Maryland.

For more information visit www.igcinc.us

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Forward-looking Statements

Please see risk factors discussed in India Globalization Capital, Inc.’s Form 10-K for fiscal year ended March 31, 2016, and in subsequent reports filed with the U.S. Securities and Exchange Commission.

Contact Info:
Claudia Grimaldi
301-983-0998